EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of NICE Ltd. for the registration of 5,823 of its ordinary shares under the Guardian Analytics, Inc. 2006 Stock Plan of our report dated April 6, 2020 with respect to the consolidated financial statements of NICE Ltd., and the effectiveness of internal control over financial reporting of NICE Ltd., included in its Annual Report (Form 20-F) for the year ended December 31, 2019, filed with the Securities and Exchange Commission on April 6, 2020.

/s/ KOST, FORER, GABBAY & KASIERER KOST, FORER, GABBAY & KASIERER A Member of EY Global

Tel-Aviv, Israel
October 1, 2020